                                  EXHIBIT 10.1


                             STOCK OPTION AGREEMENT


         This Stock Option Agreement is entered into by and among Valley of the Rogue Bank ("VRB"), an Oregon state bank, and the shareholders of Investors Banking Corporation ("IBC"), effective as of July 24, 1997. The shareholders of IBC are referred to herein as the "IBC Shareholders"

                                 R E C I T A L S

         WHEREAS, IBC owns 307,203 shares of capital stock of Colonial Banking Company ("CB").

         WHEREAS, VRB and CB are entering into a letter of intent (the "Letter of Intent") of even date herewith, providing for the merger of VRB and CB (the "Merger");

         WHEREAS, the parties to the Merger intend to enter into a definitive agreement to consummate the Merger (the "Merger Agreement") within 90 days of the date hereof, subject to completion of due diligence reviews;

         WHEREAS, under the Letter of Intent, a condition to the obligation of VRB to close the Merger will be the acquisition by VRB of all of the outstanding capital stock of IBC;

         WHEREAS, the IBC Shareholders approve in principle the proposal by VRB to merge with CB, and desire to support and assist in completion of the transaction by granting an option to VRB to acquire all shares of IBC capital stock owned by each of the IBC Shareholders;

                                    AGREEMENT

         NOW THEREFORE, in consideration of the execution by VRB of the Letter of Intent, the IBC Shareholders hereby agree as follows:

1. Grant of Option. Each of the IBC Shareholders hereby irrevocably grants to VRB the option (the "Option") to acquire the number of shares of IBC capital stock set forth opposite his or her name below, at a price per share equal to that amount calculated by multiplying the total number of shares of CB capital stock held of record by IBC by $41.00, subtracting therefrom liabilities of IBC, if any, and dividing the resulting figure by the total number of shares of IBC capital stock outstanding as of the date of the exercise of this Option.

2. Exercise of Option. VRB shall have the right to exercise the Option at any time until March 31, 1998. Exercise shall be by written notice delivered to the IBC Shareholders. Payment for the shares of stock subject to the Option shall be made within 10 business days following exercise of the Option by delivery of cashier's check or wire transfer, at the election of each IBC Shareholder.

3. Obligation of VRB to Exercise Option. Unless and until the Merger Agreement is executed, VRB shall be under no obligation to exercise the Option. Upon execution of the Merger Agreement, VRB will have the obligation to exercise the Option and purchase the shares of IBC capital stock, subject to satisfaction or waiver (except where required by law) of all conditions of closing the Merger as set forth in the Merger Agreement and immediately before the closing of the Merger.

4. Representations, Warranties and Covenants of IBC Shareholders. Each of the undersigned IBC Shareholders represents, warrants and covenants to VRB as follows:

         a. The number of shares of CB outstanding as of the date hereof is 379,001. There are outstanding options to acquire 47,599 shares of CB weighted average exercise price of $10.61 per share. There are no other options, warrants or other rights to acquire shares of CB capital stock, and CB is not a party to any contract, agreement or other obligation to issue additional shares of capital stock. Prior to exercise or termination of this Stock Option Agreement, CB will not issue any shares of capital stock, nor any options, warrants or other rights to acquire shares of CB stock, nor declare or pay any dividends on its capital stock other than dividends as required by the terms of its preferred stock.

         b. The number of shares of IBC outstanding as of the date hereof is 28,266.47. There are no outstanding options, warrants or other rights to acquire shares of IBC capital stock, other than options (the "IBC Options") held by Rollie Hutton and William Cundiff (the "IBC Option Holders") for each to purchase 500 shares of IBC capital stock at an exercise price of $100 per share. IBC is not a party to any other contract, agreement or other obligation to issue additional shares of capital stock. Prior to exercise or termination of this Stock Option Agreement, IBC will not issue any shares of capital stock, other than upon the exercise of the IBC Options held by the IBC Option Holders nor any options, warrants or other rights to acquire shares of IBC stock. If elected by the IBC Option Holders, the IBC Shareholders will cause IBC to cancel the IBC Options in consideration of the agreement of IBC to pay to the IBC Option Holders the difference between the consideration the IBC Option Holders would receive at the closing of the exercise of this Option and the exercise price of the IBC Options (the "Cancellation Consideration"). If the IBC Option Holders elect to cancel the IBC Options, the Cancellation Consideration shall be a liability of IBC at the closing of the exercise of this Option and shall be paid immediately following that closing. If, on the other hand, the IBC Option Holders elect to exercise their IBC Options prior to the closing of the exercise of this Option, the amount of consideration paid to acquire IBC shares in exercise of the this Option shall be additional consideration to be paid to the IBC shareholders upon the closing of the exercise of this Option. The terms of the IBC Options shall not be modified except as expressly permitted hereby prior to the termination of this Option.

         c. IBC's assets consist solely of 307,203 shares of CB capital stock, and any cash paid by the IBC Option Holders to exercise their options to purchase IBC shares, and at the closing of the exercise of this Option, IBC will have no outstanding liabilities or obligations to which it is subject, other than the obligation to pay the Cancellation Consideration if the IBC Option Holders so elect, and there is no basis for any person to assert any liability on the part of IBC for any reason whatsoever;

         d. The IBC Shareholders identified below are the only shareholders of IBC, and there are no other persons holding or controlling any securities of IBC which are convertible into equity securities of IBC. The number of shares set forth opposite each IBC Shareholder's name below represents all shares of IBC capital stock beneficially owned by such shareholder, and each such shareholder holds title to such shares free and clear of any lien or other encumbrance thereon.

         e. Each IBC Shareholder has all the necessary legal authority to enter into this Stock Option Agreement and to sell his or her shares of IBC capital stock that are subject hereof.

         f. Until closing of the merger of CB and VRB as contemplated by the Letter of Intent, neither IBC nor any of its directors, officers, employees, shareholders or agents will solicit or entertain an offer by any other person to enter into any contract or agreement which, if consummated, would result in a majority of the outstanding voting stock of CB being acquired by, or CB merged or consolidated with, any other entity, or the sale of substantially all of the assets of CB.

         g. The representations and warranties under this section shall survive the closing of the exercise of this Option and the closing of the Merger.

5. Termination. This Stock Option Agreement shall terminate on the earlier of any of the following:

         a. Upon exercise by VRB;

         b. 90 days following the date of the Letter of Intent, if no Merger Agreement has been executed, unless at such time, (I) VRB advises IBC Shareholders of its intent to acquire the IBC shares notwithstanding the absence of an executed Merger Agreement, (ii) offers to purchase all of the outstanding CB stock held by CB shareholders other than IBC for cash consideration of $43.36 per share, and (iii) VRB or VRB Bancorp shall have filed an application to the Board of Governors of the Federal Reserve System for prior approval to acquire the outstanding shares of IBC capital stock as provided in this Option;

         c. in the absence of a Merger Agreement, the later of January 1, 1998, or 10 days following receipt of all necessary and applicable regulatory approvals for VRB to exercise this Option;

         d. March 31, 1998; or

         e. Upon written release by VRB of the Option.

6. Voting of Shares. The IBC Shareholders agree to support the Merger and to cause IBC to vote its shares of CB stock in favor of the Merger at any meeting of the shareholders of CB or action taken by consent of the shareholders in lieu of such a meeting.

7.       General Provisions.

         a. Binding Effect. This Option shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, and assigns.

         b. Notices. All notices to IBC Shareholders relating to this Stock Option Agreement shall be delivered to each IBC Shareholder at the respective address on the signature page of this Option or such other address as shall be specified in writing by the IBC Shareholder. All notices to the VRB shall be delivered at VRB's principal offices at 110 Pine St., P.O. Box 1046, Rogue River, Oregon 97537.

         c. Governing Law and Interpretation. This Option shall be governed by the laws of the State of Oregon as to all matters, including but not limited to matters of validity, construction, effect and performance, without giving effect to rules of choice of law.

         d. Attorneys Fees. If any arbitration, suit or action is instituted in connection with any controversy arising out of this Option or the enforcement of any right hereunder, the prevailing party shall be entitled to recover, in addition to costs, such sums as the arbitrator or court may adjudge reasonable as attorney's fees, including fees on any appeal.
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         e. Arbitration. Any claim or controversy arising out of this Option or the breach thereof shall be settled by arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. Arbitration shall be in Jackson County, Oregon. The arbitration award may be entered as a judgment in any court or courts with proper jurisdiction.

This Stock Option Agreement entered into and dated as of July 24, 1997.



IBC SHAREHOLDERS:                                    Number of Shares Owned
                                                     ----------------------

                                                    A Common         B Common
                                                    --------         --------

/s/M. J. Burford                                   3,840            3,178.112
----- -- -------
Name:    M. J. Burford
Address: 8901 Santa Monica Blvd.
         W. Hollywood, CA  90069



/s/Bruce Douglas                                 820.171                  388
-------- -------
Name:    Bruce Douglas
Address: P.O. Box 2099
         Salem, OR  97308



/s/ Robert P. Douglas                              1,281            1,069.299
--- ------ -- -------
Name:     Rob Douglas
Address:  4339 Anderson SE
          Salem, OR  97302



/s/Sharon Douglas                                    114              240.015
--------- -------
Name:     Sharon Douglas
Address:  3550 Sunridge Dr. S.
          Salem, OR  97302

Fisher Capital Partners, Ltd.                      3,840            3,178.122


By:/s/W. K. Fisher
   ----- -- ------
Name:     W. K. Fisher
Address:  5655 S. Yosemite St., Suite 304
          Englewood, CO 80111



/s/W. K. Fisher                                    1,024              847.503
----- -- ------
Name:     William Fisher
Address:  5655 S. Yosemite St., Suite 304
          Englewood, CO 80111

IBC SHAREHOLDERS:                                    Number of Shares Owned

                                                  Common             Preferred
                                                  ------             ---------



/s/Patricia Hutton                                  180                149.067
----------- ------
Name:     Patricia Hutton
Address:  7852 Monument Dr.
          Grants Pass, OR  97526



/s/Rollie Hutton                                    179                148.171
--------- ------
Name:     Rollie Hutton
Address:  7852 Monument Dr.
          Grants Pass, OR  97526

Merritt/Truax, Inc.                                 779                      0



By: /s/Bruce Douglas, Secretary
    -------- -------- ---------
Name:     Bruce Douglas
Address:  P.O. Box 2099
          Salem, OR  97308



/s/John J. Tennant                                3,337              2,761.803
------- -- -------
Name:     John J. Tennant
Address:  754 Officers Row
          Vancouver, WA  98661



/s/Joseph P. Tennant                                504                417.197
--------- -- -------
Name:     Joseph P. Tennant
Address:  P.O. Box 1658
          Portland, OR  97207


                         AGREEMENT BY IBC OPTIONHOLDERS

         William Cundiff joins in this Stock Option Agreement. The IBC Optionholders agree that the terms of this Stock Option Agreement are applicable to their IBC Options and as to any shares acquired upon the exercise of such options, and further agree to either exercise such IBC Options prior to the exercise of this

Option or, if they fail to do so, shall elect or shall be deemed to have elected to cancel the IBC Options in exchange for the Cancellation Consideration as provided above.




/s/William Cundiff
------------------

William Cundiff
Address:   11535 N. Force Ave.
           Portland, OR  97217





/s/Rollie Hutton
----------------

Rollie Hutton
Address:  117 NE F. St.
          Grants Pass, OR  97526




Acknowledged and accepted:

VALLEY OF THE ROGUE BANK

/s/William A. Haden
-------------------

William A. Haden
President & CEO